Exhibit 10.1

Dated as of 02 January 2024

Termination Agreement

dated as of 02 January 2024

by and between

Kelly Services Outsourcing and Consulting Group Sàrl                                                                     (the Company or the Employer)

avenue Eouard-Dubois 20

2002 Neuchâtel 2

Switzerland

and

BERENDINA MARIA BEKHUIS KOOLHAAS                                                                                                              (the Employee)

Rue du Littoral 14

2025 Chez-le-Bart

Switzerland

(The Company and the Employee are also referred to as Party or Parties)

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Table of Contents

1.	Termination of Employment Relationship			3

2.	Release from the Duty to Work			4

	2.1.	Facilitation of the Transaction		4
	2.2.	Release from her Duty to Work		4

3.	Consequences of Termination			4
	3.1.	Performance of Work		4
	3.2.	Remuneration		5
		3.2.1.	Salary	5
		3.2.2.	Severance Payment	5
		3.2.3.	Outplacement Support	6
		3.2.4.	Cost for Legal Advice	6
		3.2.5.	Deductions	6
	3.3.	Insurance Coverage		6
		3.3.1.	Accident Insurance	6
		3.3.2.	Occupational Pension Scheme	7
	3.4.	Unemployment Benefits		7
	3.5.	Return of Documents and other Materials		7
	3.6.	Confidentiality		7
	3.7.	Non-Competition and Non-Solicitation		8
	3.8	Lawsuit Support		8
	3.9.	Non-Disparagement		8
	3.10.	Non-Representation		8
	3.11.	Certificate of Reference		9
	3.12.	Signatory Rights		9

4.	Acknowledgement, Release and Waiver			9

5.	Confirmation of Legal Advice			10

6.	Miscellaneous			10

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Preamble

A.

The Employee and the Company entered an employment relationship on 1 June 2008 (the Employment Relationship) which continues pursuant to an employment agreement dated 1 March 2017 as amended from time to time (the Employment Agreement).

B.	The Employment Relationship and the Employment Agreement are governed by Swiss law.

C.

The Employee has served as Senior Vice President and President, International, of the Company during her employment and provided services to the Company, its direct and indirect parent companies, their subsidiaries and/or any associated and affiliated entities (each a Group Company).

D.

By contract dated 02 November 2023, the shares in the Group Company that previously employed Employee were sold to a party not being a Group Company (the Transaction). The completion of the Transaction is expected to take place on January 2, 2024 or any date later on (the Closing).

To facilitate a successful separation and with regard to an amicable situation, the Parties have come to the conclusion that it is in the best interest of the Parties to terminate the Employment Relationship and to agree on the terms of the separation by mutual consent. Therefore, the Parties enter into the following agreement (the Termination Agreement):

1.	Termination of Employment Relationship

The Parties mutually agree to terminate the Employment Relationship as of 31 March 2024 (the Termination Date). Any extension of the Employment Relationship, especially due to illness, or accident shall be expressly excluded.

Parties agree that the Mutual Termination of the Employment Contract will be cancelled automatically in case the Transaction does not happen. The Employment Relationship would therefore continue according to the Employment Agreement.

The Employee confirms that no other employment relationship (than the one with the Company), no mandate, no agency nor any other legal or contractual relationship exists between the Employee and the Company or any other Group Company. If any such legal relationship would exist, the Parties agree to terminate such relationship as of today.

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2.	Release from the Duty to Work

2.1.	Facilitation of the Transaction

2.1.1 The Employee will assist in responding to requested due diligence and provide other assistance in supporting the preparation for and sale of the Company, in addition to continuing her normal other employment tasks, and, until 90 days after the Closing (the Leaving Date) the Employee shall continue to provide services to the Company to the best of her ability.

2.2.	Release from her Duty to Work

If the Leaving Date precedes the Termination Date, the Employee is released from her duty to work (the Release).

Any accrued vacation until Termination date shall be paid with the last salary.

The Employee is entitled to start a new position or activity during the Release, which must not compete with the Company or any Group Company. The Employee undertakes to inform the Company of the acceptance of a new position or the start of a self-employed activity immediately. This information shall contain the amount of the Employee’s income up to the Termination Date, including any additional benefits.

3.	Consequences of Termination

3.1.	Performance of Work

Until the Leaving Date the Employee shall perform her normal duties as Senior Vice President and President, International, or such duties for the Company or a Group Company as the Company may from time-to-time reasonably requests. The Employee undertakes to facilitate the Transaction and to support the integration of the Company into the buyer’s business.

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3.2.	Remuneration

3.2.1.	Salary

From the signing of this Termination Agreement until the Termination Date, the Company will continue to pay to the Employee the same base salary and allowances as before. The gross amounts payable are as follows:

Base Salary per year: CHF 501,500

Representation Allowance per year: CHF 18,000

Medical Insurance Allowance: CHF 5,400

RSA/RSU: Up until the Termination Date shares will continue to vest pursuant to the EIP plan.

3.2.2.	Severance Payment

For the early termination of employment services rendered to the Company, for the loss of employment, for the waiver of the statutory protection against dismissal due to illness, accident or any other reason, and for all potential claims arising out of the employment relationship, the Employee will receive a severance payment of CHF 777,325 (the Severance Payment) ), which is equivalent to one year’s salary, including the 2023 bonus under the Company’s incentive plan at 100% target achievement

Subject to the Employee’s satisfaction of her obligations under Section 2.1, the parties agree that the Employee will receive payment equal to 1% of the Purchase Price as defined in the Transaction agreement.

If the Severance Payment and the additional amount of 1% of the Purchase Price is lower than CHF 2’018’890, the Employer will pay the difference up to a maximum of CHF 2’018’890.

The payment of the Severance Payment and the additional amount of 1% of the Purchase Price will be paid within 3 business days after Closing but not later 30 days before the Termination Date.

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3.2.3.	Outplacement Support

Until 31 October 2024, the Employee shall be entitled to outplacement support services. The Company will cover the costs for such outplacement support up to a total amount of USD 10,000 (incl. VAT, if any). The Company will determine the outplacement service provider out of a selection of three potential outplacement service providers submitted by the Employee. The Company will contract with and will pay the selected outplacement service provider directly.

3.2.4.	Cost for Legal Advice

The Company will reimburse the Employee for the Cost of Tax and Legal Advice in connection with this Termination Agreement to a maximum of CHF 35’000.- (incl. VAT, if any).

3.2.5.	Deductions

From all payments the same deductions as in the past will be made, including, but not limited to social security contributions (AHV (Old-age and surviving dependents insurance)/IV (Disability insurance)/EO (Wage Compensation Order), ALV (Unemployment insurance)), UV (accidence insurance), daily sickness allowance insurance premiums, if applicable, premiums to pension funds (cp. regulations of the pension fund) and withholding taxes, if any.

3.3.	Insurance Coverage

3.3.1.	Accident Insurance

The benefits coverage under the accident insurance will cease on the 31st day after the Termination Date. The Company herewith informs the Employee that the Employee is obliged to notify her health insurer about the fact that the Employment Relationship will end, and the Employee needs to include an accident insurance into her health insurance in order to secure sufficient insurance coverage.

The Employee may take out an interim accident insurance with the Company’s accident insurer, Zurich, which extends the insurance coverage for a maximum of 180 days beyond the end of the compulsory insurance. The interim accident insurance extends the compulsory insurance for non-occupational accidents and must be concluded before it expires by payment of the corresponding premium.

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3.3.2.	Occupational Pension Scheme

The benefits coverage under the pension fund (BVG) will cease on the Termination Date.

3.4.	Unemployment Benefits

The Company herewith informs the Employee that the Employee should get in contact with the responsible centre for unemployment (regionales Arbeitsvermittlungszentrum (RAV)) within the next few days. If the Employee does not register the termination of the Employment Relationship this may lead to a reduction of any unemployment compensation. Pursuant to the law, the Employee is required to start to apply for new positions as soon as the Employee has signed this Agreement.

3.5.	Return of Documents and other Materials

On the Leaving Date at the latest the Employee shall hand over to the Company all documents of a confidential nature (and copies thereof) belonging or relating to the Company or any other Group Company. In addition, the Employee shall return all property belonging to the Company or any other Group Company, including, but not limited to, files, calculations, books, documents, notes, business plans and forecasts, computers, laptops, mobile phones, credit cards, and keys, etc. Furthermore, the Employee shall destroy on her own data processing equipment all electronically stored confidential data belonging to the Company or a Group Company.

3.6.	Confidentiality

For the remainder of the Employment Relationship and thereafter the Employee shall keep strictly confidential and neither use for her/his own purposes or that of others nor make known to any third person any trade or business secret of the Company or any Group Company. These include in particular, but not exhaustively any products, improvements, designs, processes, customers, methods of distribution or methods of operation, sales,

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prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets, or know-how or data obtained by the Employee during the Employment Relationship, regardless of whether such information is confidential or not, except if such information is already publicly known and in the public domain.

The Employee may not make any statement to the media, as far as she/he is not authorized to do so by the Company.

3.7.	Non-Competition and Non-Solicitation

The Parties agree that the non-competition and the non-solicitation clause agreed in the Employment Agreement is extinguished by agreement of the parties.

3.8.	Lawsuit Support

The Employee will support the Company or any other Group Company in any lawsuits, civil or public proceedings, inquiries, hearings or other formal procedures, including, but not limited to, provision of testimonies or witnessing. After the Termination Date, the Company or the respective Group Company pay adequate compensation for such services of the Employee.

3.9.	Non-Disparagement

The Employee agrees not to disparage the Company or any other Group Company as well as their directors, officers, employees, shareholders, agents and attorneys, in any manner likely to be harmful to them or their business, products, business reputation or personal reputation, provided that the Employee shall respond accurately and fully to any question, inquiry or request for information when required by law or court order.

3.10.	Non-Representation

From the Leaving Date onwards, the Employee will not hold himself out as an employee, director, officer, agent or attorney of the Company or any other Group Company.

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3.11.	Certificate of Reference

The Employee shall be entitled to an interim certificate of reference (Zwischenzeugnis) which will be handed out by 02 January 2024. In addition the Employee shall be entitled to a final, corresponding certificate of reference (Arbeitszeugnis) to be executed and delivered by the Company on the Termination Date or promptly thereafter.

3.12.	Signatory Rights

The Employee’s signatory rights for the Company and/or any Group Company shall cease on the Leaving Date and the Parties shall procure to timely delete the respective entry/entries in the Commercial Register of the Canton of Neuchâtel.

4.	Acknowledgement, Release and Waiver

The Parties agree that the Letter of Intent shall replace any claims from the Second Addendum to Employment Agreement 25 April 2022 in connection with the Amended and Restated Senior Executive Severance Plan of Kelly Services, Inc.

The Employee acknowledges that she/he has no further rights or claims resulting from the Employment Relationship or the Employment Agreement or arising from the services provided to Group Companies against the Company or any Group Company, except for the entitlements expressly mentioned in this Agreement.

Upon execution and performance of this Termination Agreement neither Party shall have any further claims against the other Party resulting from the Employment Relationship and its termination.

The Parties hereby fully release and discharge each other from any and all claims and/or obligations including, but not limited to, claims, obligations and/or demands related to salary, stock options, shares, allowances, bonuses, commissions, thirteenth month payment, vacation, overtime, fringe benefits, expense reimbursements, severance pay, discrimination, harassment, fraud and defamation provisions. This shall not affect any claims for damages or claims in tort.

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This full settlement clause is applicable on known and unknown claims, irrespective of the nature of such claims or on claims which one of the Parties might not have known or on which one of the Parties might not have thought of. The Parties are aware of the fact that with the signing of this Termination Agreement, they explicitly and irrevocably waive any claims which are not expressly stated within this Termination Agreement.

5.	Confirmation of Legal Advice

The Employee confirms that he had the opportunity to receive independent legal advice regarding this Termination Agreement and has done so or refused to do so of her own volition.

6.	Miscellaneous

This Termination Agreement constitutes the complete Agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.

Any amendment and/or supplementation of this Termination Agreement shall require written form and shall only be valid if signed by both Parties.

The Parties mutually agree not to publicly disclose the terms of this Termination Agreement except to the extent that disclosure is required by applicable law.

If the Company does not impose sanctions on the Employee for breach of a provision of this Termination Agreement, such a non-sanctioning shall not be interpreted as a waiver of existing or future entitlements of the Company.

Should any of the provisions of this Termination Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining other provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Termination Agreement. In the same way any gap that appears in the drafting of the contract shall also be filled by a provision consistent with the spirit and purpose of the Termination Agreement.

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The Company has the right to set off any payment owed by the Employee to the Company or any Group Company against any payment owed by the Company or a Group Company to the Employee, regardless under which title this payment obligation arose. Notwithstanding anything to the contrary in this paragraph, the Company’s right to set off shall comply with article 323b(2) of the Swiss Code of Obligations.

Any notice in regard to this Termination Agreement shall be delivered with registered mail to the address listed in this Termination Agreement. Each change of address shall be communicated to the other Party.

The terms of this Termination Agreement shall be construed in accordance with and governed in all respects by the laws of Switzerland (without giving effect to principles of conflicts of laws).

Any dispute, controversy or claim arising under, out of or in relation to this Termination Agreement, its valid conclusion, binding effects, interpretation, including tort claims, shall be referred and finally determined by the ordinary courts at the domicile of the defendant party or where the Employee normally had to perform her/his duties.

The Parties have duly executed this Termination Agreement in two originals.

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Signatures

Kelly Services Outsourcing and Consulting Group Sàrl

/s/Olivier Thirot
Olivier Thirot
Executive Vice President and Chief Financial Officer Kelly Services

/s/Silvan Hoevenaars
Silvan Hoevenaars
Vice President, Finance and IT
Employee

/s/Berendina Maria Bekhuis Koolhaas
Berendina Maria Bekhuis Koolhaas

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